UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. ____)

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MagneGas Corporation

(Name of Registrant as Specified In Charter)

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MAGNEGAS CORPORATION

11885 44TH STREET NORTH

CLEARWATER, FL 33762

(727) 934-3448

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

This Information Statement is being made available to the holders of record of the outstanding shares of common stock, $0.001 per value per share (the “Common Stock”), the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), the Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), the Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), the Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”) and the Series E Convertible Preferred Stock, $0.001 par value per share (the “Series E Preferred Stock”) of MagneGas Corporation, a Delaware corporation (the “Company”), as of the close of business on October 26, 2017 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to the Annual Meeting of Shareholders of the Company for the year ended December 31, 2016 (the “Annual Meeting”). The Annual Meeting will be held on December 15, 2017 at 10:00 a.m. local time at 11885 44th Street North, Clearwater, FL 33762. The Annual Meeting will not include a presentation by management.

At the Annual Meeting, the following two proposals will be submitted to its shareholders for approval:

1) To elect the nominees named in this Information Statement to the Board of Directors (the “Board”);

2) To ratify the appointment of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm;

The Annual Meeting will not include a presentation by management.

This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, and applicable provisions of the Delaware General Corporation Law and the Company’s governing documents.

By order of the Board of Directors

/s/ Ermanno Santilli
Ermanno Santilli
October 31, 2017	Chief Executive Officer and Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 15, 2017.

This Notice and Information Statement and our 2016 Annual Report on Form 10-K are available online at www.magnegas.com. This Notice and Information Statement as well as a document entitled “Information Required to be Included in Annual Report to Security Holders” will be mailed to the holders of our Common Stock and Preferred Stock as of the Record Date (as defined below).

ANNUAL MEETING

OUTSTANDING SHARES AND VOTING RIGHTS

The Board has fixed the close of business on October 26, 2017 as the record date (the “Record Date”) for the determination of the holders of our Common Stock and Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, entitled to notice of, and to vote at, the Annual Meeting.

At the close of business on the Record Date, there were approximately 17,043,709 and 1,000,000 shares of our Common Stock and Series A Preferred Stock outstanding, respectively.

As of the Record Date, there are 1,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion. Global Alpha, LLC, the holder of the 1,000,000 shares of Series A Preferred Stock, represents a majority of the outstanding voting shares and the number of votes entitled to be cast on the matters to be considered at the Annual Meeting. This shareholder has advised the Company that they intend to vote “FOR” each of the nominees for election to the Board and “FOR” the ratification of the appointment of Marcum. Therefore, the Company expects that each matter to be considered at the Annual Meeting will be approved.

For the transaction of business at the Annual Meeting a quorum must be present. A quorum consists of a majority of the shares entitled to vote at the meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Annual Meeting, the meeting may be adjourned to a future time and date. As a result of its holdings, Global Alpha, LLC constitutes a quorum for the conduct of the meeting.

GENERAL INFORMATION

This Information Statement is being posted on our website, www.magnegas.com by our Board to provide our shareholders with material information regarding corporate actions that we have proposed to be approved at the Annual Meeting.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT.

PROPOSAL 1: ELECTION OF DIRECTORS

Eight directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The eight director candidates receiving the highest number of votes will be elected as directors of the Company. Votes against the directors and votes withheld will have no legal effect. The Board has nominated the current eight directors of the Company for re-election to the Board at the Annual Meeting to serve until the Annual Meeting of Shareholders for the year ended December 31, 2017, or until their successors are elected and qualified. The persons nominated by the Board for election as directors, each of whom is currently a director, are listed below. All of the nominees have consented to being named in this Information Statement and to serve following their election.

Below is information about each director, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee.

NAME	AGE	POSITION

Ermanno P. Santilli	48	Director
Luisa Ingargiola	49	Director
Carla Santilli	77	Director
Christopher Huntington	57	Director
Kevin Pollack	47	Director
Robert L. Dingess	71	Chairman of the Board, Director
William W. Staunton III	69	Director
Joe C. Stone	50	Director

Ermanno P. Santilli has served as a Director since June 21, 2012 and has been our Chief Executive Officer since June of 2012 and is the son of Dr. Santilli and Carla Santilli. Prior to his role as CEO, Mr. Santilli was Executive Vice President of International Relations since 2009. Mr. Santilli was employed by Ingersoll Rand Company from March 2008 to April 2009 where he served as Vice President of Climate Control Business, Global Rail and Aftermarket. In this capacity he oversaw a department that generated over $270 million in sales and $80 million in operating income. He managed sales, business development, product management, and warehousing and dealer development with indirect procurement, manufacturing and engineering. Mr. Santilli also drove development of new business and rail markets in Australia and India.

From March 2006 to February 2008 Mr. Santilli served as Vice-President of Climate Control Aftermarket EMEA, he led a department that generated total sale of $150 million and operating income of $50 million. He was responsible for business development, product management, warehousing, procurement, engineering and dealer development with indirect sales. From December 2003 to February 2006 Mr. Santilli served as Vice-President of Customer Relations for Climate Control EMEA. He had operational responsibility for customer satisfaction for customers with total sales aggregating over 1 billion dollars. Mr. Santilli had direct responsibility for order management, credit and collections, warranty, business intelligence and dealer development.

Mr. Santilli’s qualifications to serve on our Board include his financial and management experience.

Luisa Ingargiola has served as our Chief Financial Officer, Secretary and Director since May 2007 and is the daughter of Dr. Santilli and Carla Santilli. Ms. Ingargiola graduated in 1989 from Boston University with a Bachelor Degree in Business Administration and a concentration in Finance. In 1996 she received her MBA in Health Administration from the University of South Florida. In 1990 Ms. Ingargiola joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division. In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments.

In 1992, Ms. Ingargiola joined MetLife Insurance Company as a Budget and Expense Manager. In this capacity she managed a $30 million dollar annual budget. Her responsibilities included budget implementation, expense and variance analysis and financial reporting. In 2007, Ms. Ingargiola began work on the MagneGas Corporation business plan in preparation for her new role as CFO. Ms. Ingargiola resigned as CFO and Secretary on December 1, 2016. She is still active in the Company as EVP of Capital Markets and as a Director.

Ms. Ingargiola’s qualifications to serve on our Board include her financial, management, and reporting experience.

Carla Santilli has been a Director since May 2007 and is the spouse of Dr. Santilli and mother of Luisa Ingargiola and Ermanno Santilli. Mrs. Santilli holds a Master’s Degree in Human Services Administration from the School of Social Work of Boston University. She held positions of Clinical Social Worker and Community Programs Coordinator for the State of Massachusetts. Since the late 1980’s, Mrs. Santilli has been employed as the President and Chief Executive Officer of Hadronic Press, Inc., a physics and mathematics academic publishing company. In this capacity, Mrs. Santilli has directed the growth of this company from start-up to become one of the world’s leading physics and mathematics publishing companies. Books and journals published by Hadronic Press can be found in all of the leading University libraries across the world. Mrs. Santilli has been involved in the private sector as grant administrator and public relations specialist in the fields of academic publishing and environmental sciences.

Mrs. Santilli’s qualifications to serve on our Board include her thirty years of experience as President and Chief Executive Officer of Hadronic Press, Inc. and her experience in the environmental sciences field.

Christopher Huntington has served as Director since August 14, 2012. In 2013 he was appointed a Principal with Encap Development LLC, a leading U. S. renewable energy project developer. In 2010, Mr. Huntington co-founded the strategic consulting firm, New Energy Fund Advisors, LLC. In 2007, Mr. Huntington co-founded Skyfuel, Inc., a solar thermal power technology company, where he was the Vice President of Business Development from 2007 until 2010. In 2006, Mr. Huntington founded Redhook Renewable Energy Ventures, LLC, a consulting firm advising renewable energy and clean-tech companies on fund-raising, marketing and media strategies, which he was a principal until 2007. Mr. Huntington worked at the Cable News Network (CNN) from 1989 to 2006 as a financial news producer and correspondent. Prior to his employment at CNN, Mr. Huntington worked at Pacific Securities/Robert C. Brown & Co. as an assistant bond trader. Mr. Huntington attended the University of California, Berkley and was awarded a B. A. in Rhetoric and a special diploma in Social Studies from Oxford University.

Mr. Huntington’s qualifications to serve on our Board include his financial and management experience.

Kevin Pollack has served as a Director since June 21, 2012. Since 2012, Mr. Pollack has been Chief Financial Officer and a member of the board of directors of Opiant Pharmaceuticals, Inc., a pharmaceutical company. From 2007 until 2013, Mr. Pollack was a managing director at Paragon Capital LP, a private investment firm focused primarily on U.S.-listed companies. Since 2003, Mr. Pollack has also served as president of Short Hills Capital LLC. Prior to that, Mr. Pollack worked as an investment banker and securities attorney at Banc of America Securities LLC and Sidley Austin LLP (formerly Brown & Wood LLP), respectively. Since 2012, Mr. Pollack has served as a member of the board of directors of Pressure BioSciences, Inc. Mr. Pollack graduated magna cum laude from the Wharton School of the University of Pennsylvania and received a dual J.D./M.B.A. from Vanderbilt University, where he graduated with Beta Gamma Sigma honors.

Mr. Pollack’s qualifications to serve on our Board include his financial, legal, investment and management experience, including his experience with other public companies.

Joe C. Stone has served as a Director since April 30, 2013. Since 2006, he has been a partner at Pace Petroleum, LLC, a private oil and natural gas company. In 2013 he was appointed as Managing Director at Blackhill Partners, LLC. From 2000 to 2006 Mr. Stone was a Senior Vice President of Global Mergers and Acquisitions at the financial services firm of Lehman Brothers. From 1996 until 2000, Mr. Stone was a Vice President in Investment Banking at Deutsche Banc. Additionally, Mr. Stone was a Manager in Audit and Business Advisory Services at Price Waterhouse from 1991 until 1996. Mr. Stone holds a Master of Business Administration from McCombs School of Business, University of Texas, and a Bachelor of Business Administration in accounting from Baylor University.

Mr. Stone’s experience in the oil and gas industry as well as an investment banker gives him the qualifications and skills to serve as a director of our Company.

William W. Staunton III has served as a Director since April 30, 2013. He is the CEO and Chairman of Okika Technologies, an electronics design services company specializing in custom integrated circuit (IC), firmware, and software solutions. He has been the President of Accel–RF Corporation, a provider of RF Reliability Test Systems for compound semiconductor devices from 2011 till 2013. In 2011, Mr. Staunton founded Kokua Executives, LLC, which provides guidance and interim executive level-leadership to companies. From 2000 to 2011, Mr. Staunton served as the Chief Executive Officer and a Director of Ramtron International Corporation, which designs, develops and markets specialized semiconductor memory, microcontroller, and integrated semiconductor solutions. From March 1999 until December 2000, Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, which designs and manufactures multi-chip modules and board products for commercial satellite applications. Previously, Mr. Staunton was executive vice president of Valor Electronics Inc. from April 1996 until February 1999. Mr. Staunton holds a Bachelor of Science degree in electrical engineering from Utah State University.

Mr. Staunton’s extensive experience in the semi-conductor industry, with specific background in Military and Space Contracting, give him the qualifications and skills to serve as a director of our Company.

Robert L. Dingess has served as Chairman of our Board of Directors since April 30, 2013. He has been the Chief Executive Officer of Ideal Management Services, Inc., d/b/a Ideal Image Central Florida, a laser hair removal company, since April 2004. From 1992 to 2002, Mr. Dingess served as the Chief Executive and owner of Dingess & Associates, Inc., a healthcare consulting and management company. From 1986 to 1992, Mr. Dingess was a partner in Ernst & Young’s Southeast Region Healthcare Operations Business Officer Practice, where he advised over 200 healthcare clients. Mr. Dingess holds a Master of Business Administration from Virginia Commonwealth University and a Bachelor of Business Administration from Marshall University. Mr. Dingess’ financial experience also includes over 15 years in healthcare finance from 1975 to 1986 working for some of the largest hospitals and hospital systems in the country.

Mr. Dingess’ extensive experience in managing franchise operations, advising companies and more than twenty-five years of executive management give him the qualifications and skills to serve as a director of our Company.

The Board recommends a vote “FOR” each director.

CORPORATE GOVERNANCE

Our Board

The business and affairs of the company are managed under the direction of our Board. We conducted two formal Board meetings in the fiscal year ended December 31, 2016. Each of our directors has attended all meetings either in person or via telephone conference. The Board also conducted monthly telephone calls in which the majority of the independent Board members were always present. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meeting. All communications from stockholders are relayed to the members of the Board.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	Been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Code of Ethics

We have adopted a code of ethics effective as of April 4, 2008, that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees. Our standards are in writing and are to be posted on our website at a future time. The following is a summary of the key points of our Code of Ethics:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

●	Compliance with applicable government laws, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

We will provide to any person, without charge, upon request, a copy of such Code of Ethics, as amended. Requests should be addressed to the address appearing on the cover page of this Annual Report on Form 10-K, Attn: Corporate Secretary.

Controlled Company

The Board has determined that the Company meets the definition of a “Controlled Company” as defined by Rule 5615(c) of the NASDAQ Listing Rules. A “Controlled Company” is defined in Rule 5615(c) as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. Certain NASDAQ requirements do not apply to a “Controlled Company”, including requirements that: (i) a majority of its Board must be comprised of “independent” directors as defined in NASDAQ’s rules; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present.

Director Independence

We use the definition of “independence” of the NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	The director is, or at any time during the past three years was, an employee of the company;

●	The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We have determined that the following directors of the Company are “independent” directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards: Christopher Huntington; Kevin Pollack; Joe C. Stone; William Staunton III; and Robert Dingess.

Board Meetings and Committees; Annual Meeting Attendance

The business and affairs of the company are managed under the direction of our Board of Directors (“Board”). We conducted two formal Board meetings in the fiscal year ended December 31, 2016. Each of our directors has attended all meetings either in person or via telephone conference. The Board also conducted monthly telephone calls in which the majority of the independent Board members were present.

Term of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Board Committees

On June 21, 2012, our Board formed three standing committees: audit, compensation, and corporate governance and nominating. Actions taken by our committees are reported to the full Board. The Board has determined that all members of each of the audit and compensation committees are independent under the current listing standards of NASDAQ. Our corporate governance and nominating committee is made up of two independent directors and one employee director. Each of our committees has a charter and each charter is posted on our website.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert Dingess*	William Staunton III*	Luisa Ingargiola*
Kevin Pollack	Kevin Pollack	Robert Dingess
Christopher Huntington	Joe C. Stone	Kevin Pollack

* Indicates committee chair

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee, which currently consists of three directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at the annual meetings of stockholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the Board. The corporate governance and nominating committee met one time in 2016.

Director candidates must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to the Company. The Company does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the corporate governance and nominating committee, and ultimately the Board, seeks directors (including nominees for director) with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the Company’s governance and strategic needs.

Audit Committee

Our audit committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal controls and compliance functions of the Company. Our audit committee employs an independent registered public accounting firm to audit the financial statements of the Company and perform other assigned duties. Further, our audit committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of our internal controls. In discharging its responsibilities, our audit committee may rely on the reports, findings and representations of the Company’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the audit committee are financially literate within the meaning of SEC rules and under the current listing standards of NASDAQ. Our Board has also determined that Mr. Dingess qualifies as an “audit committee financial expert.” The audit committee met four times in 2016.

Compensation Committee

Our compensation committee, which currently consists of three directors, establishes executive compensation policies consistent with the Company’s objectives and stockholder interests. Our compensation committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our compensation committee generally is responsible for:

●	Establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

●	Overseeing our compensation plans, including the establishment of performance goals under the company’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

●	Overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

●	Acting as administrator of any company stock option plans; and

●	Overseeing the outside consultant, if any, engaged by the compensation committee.

Our compensation committee periodically reviews the compensation paid to our non-employee Directors and the principles upon which their compensation is determined. The compensation committee also periodically reports to the Board on how our non-employee Director compensation practices compare with those of other similarly situated public corporations and, if the compensation committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside consulting firms retained by our compensation committee and management also will, if requested, provide assistance to the compensation committee in making its compensation-related decisions.

Shareholder Communications

In addition to the contact information in this Information Statement, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meeting. All communications from stockholders are relayed to the members of the Board.

Board Leadership Structure and Role in Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The Board focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

The audit committee, which was formed on June 21, 2012, assists our Board in its general oversight of, among other things, the Company’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the audit committee reviews and assesses the Company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The audit committee also reviews and assesses the quality and integrity of the Company’s public reporting, the company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, the effectiveness of the Company’s disclosure controls and procedures, and the adequacy and effectiveness of the Company’s risk management policies and related practices

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to our named executive officers during the fiscal years ended December 31, 2016 and 2015 (collectively, the “named executive officers”) for all services rendered in all capacities to us and our subsidiaries in fiscal 2016 and 2015. The equity compensation components of the table have been adjusted to reflect the one-for-ten reverse split effected by the Company on May 19, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)			Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Ermanno Santilli, CEO	2016	$235,000	$			$					$235,000
	2015	130,000		$65,520			7,735	(1)			200,255

Scott Mahoney, CFO	2016	$16,538			$10,000						$26,538

Luisa Ingargiola, Former CFO (2)	2016	$206,731	$			$					$206,731
	2015	120,000		$54,600			5,157	(2)			179,757

Jack Armstrong, Executive Vice	2016	$124,1467	$			$					$124,167
President of Strategic Alliances	2015	116,000		44,880			5,157	(3)			166,037

Richard Conz, Vice President	2016	$173,250				$					$173,250
of Engineering	2015	161,850					3,453	(5)			165,303

Narrative to Executive Compensation Table.

(1)	In February 2015, the Board granted to Ermanno Santilli 15,000 shares of common stock options at an exercise price of $7.20 (the closing price on February 13, 2015 adjusted for the May 19, 2017 reverse split) with a vesting schedule that was to be determined by the Board based on the Company’s achievement of pre-determined performance criteria. In August 2015, the Board signed resolutions whereby they agreed that the Company had achieved 55% of the pre-determined performance criteria and that Mr. Santilli should immediately vest in 55% of the options. This meant that Mr. Santilli had vested in the option to purchase 8,250 shares. In February 2016, the Board signed resolutions whereby they agreed that the Company had achieved another 45% of the pre-determined performance criteria and that Mr. Santilli should immediately vest in another 45% of the options. This meant that Mr. Santilli had vested in the option to purchase, in the aggregate, 14,250 shares. All such options, when exercised, will result in shares being issued with a restrictive legend unless the options are exercised in conjunction with a Rule 144 opinion.

(2)	In February 2015, the Board granted to Luisa Ingargiola 10,000 shares of common stock options with the same exercise price, vesting schedule, and restrictions identified in Note (1) to the Executive Compensation table.

(3)	In February 2015, the Board granted to Jack Armstrong 10,000 shares of common stock options with the same exercise price, vesting schedule, and restrictions identified in Note (1) to the Executive Compensation table.

(4)	In April 2014, the Board granted to Jack Armstrong 2,500 shares of common stock options with an exercise price of $10.49 (the closing price on March 17, 2014 adjusted for the May 19, 2017 reverse split). The vesting schedule is as follows: 50% vested in April 2015, 25% will vest in April 2016, and 25% will vest in April 2017. These options were issued pursuant to the Incentive Plan and so all such options, when exercised, will result in shares being issued without a restrictive legend.

(5)	In June 2015, the Board granted to Richard Conz 4,000 shares of common stock options with an exercise price of $10.16 (the closing price on June 15, 2015, adjusted for the May 19, 2017 reverse split). The vesting schedule is as follows: 50% will vest in June 2016, 25% will vest in June 2017, and 25% will vest in June 2018. All such options, when exercised, will result in shares being issued with a restrictive legend unless the options are exercised in conjunction with a Rule 144 opinion.

DIRECTOR COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to our named directors during the fiscal years ended December 31, 2016 and 2015 (collectively, the “named directors”) for all services rendered in all capacities to us and our subsidiaries in fiscal 2016 and 2015. The table excludes directors who are also executive officers, except to the extent the named executive officer’s compensation is not fully reflected under “Executive Compensation Table” above. The table has been adjusted to reflect the one-for-ten reverse split effected by the Company on May 19, 2017.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-qualified deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Carla Santilli, Director	2015 2016	$ $	0 30,000		$ $	8,000 8,000				$ $	8,000 38,000
Robert Dingess, Director	2015 2016	$ $	30,000 30,000		$ $	5,000 5,000				$ $	35,000 35,000
William Staunton, Director	2015 2016	$ $	40,000 40,000		$ $	4,000 4,000				$ $	44,000 44,000
Joe Stone, Director	2015 2016	$ $	40,000 40,000		$ $	4,000 4,000				$ $	44,000 44,000
Christopher Huntington, Director	2015 2016	$ $	40,000 40,000		$ $	4,000 4,000				$ $	44,000 44,000
Kevin Pollack, Director	2015 2016	$ $	40,000 40,000		$ $	4,000 4,000				$ $	44,000 44,000

The five MagneGas independent board members and Carla Santilli, a non-employee and non-independent board member, receive $20,000 each in quarterly compensation for their services rendered on the Board of Directors. In the year ended December 31, 2016, four of the five independent board members received common stock equivalent shares, calculated based on the average common share price during the ten business days immediately prior to the end of each measurement quarter for compensation of directors (the 15th of February, May, August, and November) worth $4,000 and received cash of $40,000. Half of these shares were accrued and have not yet been issued. The fifth independent board member received shares (calculated in the same manner) worth $5,000 and cash of $30,000. The amount accrued was $2,000 of shares. Carla Santilli received shares (calculated in the same manner) worth $8,000 of which half were accrued and have not yet been issued

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth information with respect to the beneficial ownership of our common stock as of October 26, 2017 by each person or entity known by us to beneficially own more than 5 percent of our common stock, by our directors, by our named executive officers and by all our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o MagneGas Corporation, 11885 44th Street North, Clearwater, Florida 33762. As of the Record Date, there were approximately 17,043,709 shares of our common stock outstanding.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)

Dr. Ruggero Maria Santilli 90 Eastwinds Ct Palm Harbor FL 34683	329,374	(3)	1.9%	1,000,000	(5)	100%
Directors and Executive Officers
Carla Santilli 90 Eastwinds Ct Palm Harbor FL 34683	329,374	(3)	1.9%	1,000,000	(4)	100%

Luisa Ingargiola 4826 Blue Jay Circle Palm Harbor FL 34083	79,287	(5)	*	1,000,000	(5)

Ermanno Santilli 90 Eastwinds Ct Palm Harbor FL 34683	130,430	(6)	*	1,000,000	(5)

Scott Mahoney	22,222		*

Joe Stone	26,185		*

William Staunton	21,929		*

Robert Dingess	97,444		*

Christopher Huntington	683		*

Kevin Pollack	23,479		*

All directors and officers as a group (9 people)	1,060,407	(7)	6.2%	1,000,000		100%

* Less than 1%.

(1)	Beneficial ownership is determined under the rules and regulations of the SEC, and generally includes voting or dispositive power with respect to such shares. Based on 17,043,709 shares of common stock outstanding as of October 26, 2017. Shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group. Accordingly, the amounts in the table include shares of common stock that such person has the right to acquire within 60 days of October 26, 2017 by the exercise of stock options.

(2)	Based on 1,000,000 shares of Series A Preferred Stock issued and outstanding as of October 26, 2017. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion.

(3)	Consists of 241,867 restricted shares of Global Alpha; 18,600 restricted shares held by Global Beta, LLC, a privately owned company whose address is 35246 US 19 #215, Palm Harbor, FL 34684, of which Dr. Ruggero Santilli and Carla Santilli, the wife of Dr. Santilli, each own 50%; 31,300 restricted shares held by Clean Energies Tech, a privately owned company of which Dr. Santilli owns 50%; 27,000 restricted shares held by the RM Santilli Foundation, a foundation of which Mrs. Santilli controls 50%; 1,000 restricted shares held in Dr. Santilli’s (the Company’s previous CEO) own name; 7,632 free trading shares held in the name of Mrs. Santilli; 1,975 restricted shares held in the name of Mrs. Santilli. The principal address of Clean Energies Tech and the RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(4)	These shares are held by Global Alpha, a privately owned company of which Dr. Santilli and Mr. Santilli each own 50%. Ermanno Santilli and Luisa Ingargiola are voting members of Global Alpha but have no equity interest.

(5)	Consists of 24,130 restricted shares held in Ms. Ingargiola’s own name; 9,657 free trading shares held in a brokerage account; and 45,500 shares of common stock underlying options held by Ms. Ingargiola that are presently exercisable.

(6)	Consists of 32,680 restricted shares held in Mr. Santilli’s own name; 2,500 restricted shares held by MagneGas Arc Applied Solutions Europe, a privately owned company whose address is Rue Aux Fleurs 1, Brussels 1000 Belgium, of which Mr. Santilli owns more than 50%; 27,000 restricted shares held by the RM Santilli Foundation, a foundation of which Mr. Santilli controls 50%; and 68,250 shares of common stock underlying options held by Mr. Santilli that are presently exercisable.

(7)	The total does not equal the sum of each entry due to some shares being included in more than one entry.

Pursuant to Rule 13d-3(d)(1)(i) the percentage calculations use different totals of outstanding securities for the purpose of determining ownership. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

TRANSACTIONS WITH RELATED PERSONS.

The Company occupies 5,000 square feet of the building owned by a related party. Rent is payable at $4,000 on a month to month basis. The facility allows for expansion needs. The lease is held by EcoPlus, Inc., a company that is effectively controlled by Dr. Ruggero Santilli, a former officer and director of the Company and one of the people who currently has voting and investment control over 1,000,000 shares of Series A Preferred Stock which, in turn, has 100,000 votes per share on any matters brought to a vote of the common stock shareholders. Rent expense for both the six months ended June 30, 2017 and 2016 under this lease was approximately $12,000. The lease was terminated on May 27, 2017.

Director Compensation

The five MagneGas independent board members and Carla Santilli, a non-employee and non-independent board member, receive $20,000 each in quarterly compensation for their services rendered on the Board of Directors. In the year ended December 31, 2016, four of the five independent board members received common stock equivalent shares, calculated based on the average common share price during the ten business days immediately prior to the end of each measurement quarter for compensation of directors (the 15th of February, May, August, and November) worth $40,000 and received cash of $40,000. Half of these shares were accrued and have not yet been issued. The fifth independent board member received shares (calculated in the same manner) worth $50,000 and cash of $30,000. The amount accrued was $20,000 of shares. Carla Santilli received shares (calculated in the same manner) worth $80,000 of which half were accrued and have not yet been issued.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF MARCUM LLP

The Board has appointed Marcum LLP (“Marcum”) as our independent registered public accounting firm to audit the consolidated financial statements of MagneGas and its subsidiaries for the fiscal year ending December 31, 2017. Stockholder ratification of the appointment of our independent auditor is not required by our Bylaws or otherwise.

Stevenson & Company CPAS LLC (“Stevenson”) had been the independent registered public accounting firm of MagneGas Corporation (the “Company”) since July 21, 2015.

On May 17, 2016, upon the recommendation of the Audit Committee of the Company’s Board of Directors, the Company dismissed Stevenson as its independent registered public accounting firm.

On May 17, 2016, the Company engaged Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm.

Audit Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements and review of financial statements include in the registrants Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $101,000 and $20,250, respectively.

Audit-Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements and not reported under Item 9(e)(1) of Schedule 14A, for professional services rendered were $26,290 and $0, respectively.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning for professional services rendered were $2,500 and $2,500, respectively.

All Other Fees

The aggregate fees billed in each of the last two fiscal years for products and services, provided by the principal accountant, other than the services report in Items 9(e)(1) through 9(e)(3) of Schedule 14A, for services rendered were $1,128 and $0, respectively.

Audit Committee Approval

Before a principal accountant is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement is approved by the Company’s audit committee.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (also known as “EDGAR”). The following documents as filed with the Commission by the Company are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 31, 2017;

(b)	Our Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2017 for the quarterly period ended March 31, 2017 and on August 21, 2017 for the quarterly period ended June 30, 2017.

(c)	Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 5, 2017, January 10, 2017, February 2, 2017, May 9, 2017, May 11, 2017, May 17, 2017, May 22, 2017, June 12, 2017, June 19, 2017, June 20, 2017, July 24, 2017, June 25, 2017, July 27, 2017, August 18, 2017, September 11, 2017, September 18, 2017, September 21, 2017, October 5, 2017 and October 18, 2017.

(d)	Our Definitive Information Statement on Schedule 14C filed with the SEC on July 24, 2017;

(e) (f)	Our Definitive Information Statement on Schedule 14C filed with the SEC on August 23, 2017; Our Definitive Information Statement on Schedule 14C filed with the SEC on October 25, 2017; and

(f)	the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 001-35586) filed with the Commission on August 14, 2012, including any amendment or report filed by the Company for the purpose of updating such description.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of Information Statement, to the Company at Corporate Secretary, 11885 44th Street North, Clearwater, FL 33762, telephone: (727) 934-3448.

If multiple stockholders sharing an address have received one copy of the Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

PROPOSALS OF SHAREHOLDERS

As of the date of this information statement, we had not received notice of any shareholder proposals for the Annual Meeting for the year ended December 31, 2016 described herein and proposals received 10 days after the date of this proxy statement will be considered untimely. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting for the year ended December 31, 2017, the Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MagneGas Corporation

Attention: Scott Mahoney, Secretary

11885 44th Street North

Clearwater, FL 33762

Tel: (727) 934-3448

Under Rule 14a-8, to be timely, a stockholder’s notice for a proposal must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, stockholder proposals intended to be presented at the annual meeting for the year ended December 31, 2017 must be received by us at our principal executive office no later than a reasonable time before we begin to print and send our proxy material. During 2018, we will announce the date of our annual meeting and the date we plan on printing and sending our proxy material and the deadline for the submission of stockholder proposals. Stockholders wishing to submit proposals to be presented directly at our 2017 annual meeting of stockholders instead of by inclusion in next year’s proxy statement must follow the submission criteria set forth in our By-Laws, and applicable law concerning stockholder proposals. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

October 31, 2017

By Order of the Board

/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer and Director